EXHIBIT  2
----------


                            SECURITY BIOMETRICS INC.
                                OPTION AGREEMENT
                                 PURSUANT TO THE
                         2002 EMPLOYEE STOCK OPTION PLAN

     AGREEMENT, dated as of April 29, 2002 by and between SECURITY BIOMETRICS, INC. (the "Company") and Gerard E. Munera (the "Participant").

                              Preliminary Statement
                              ---------------------

     The Committee of the Board of Directors of the Company (the "Committee"), pursuant to the Company's 2002 Employee Stock Option Plan, annexed hereto as Exhibit A (the "Plan"), has authorized the granting to the Participant, as an Eligible Participant (as defined in the Plan), of an incentive stock option (the "Option") to purchase the number of shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), set forth below. The parties hereto desire to enter into this Agreement in order to set forth the terms of the Option.

     Accordingly,  the  parties  hereto  agree  as  follows:

1. Tax Matters. Subject to the terms and conditions of the Plan and the terms and conditions of the Plan, the Option granted hereby is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"').

2. Grant of Option. Subject in all respect to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted the Option to purchase from the Company up to 250,000 Common Shares (as defined in the Plan), at a price per Share of $0.11 (the "Option Price").

3. Vesting. The Option may be exercised by the Participant, in whole or in part at any time or from time to time on and after the 29th of April, 2002, the date of the grant and prior to the expiration of the Option as provided herein and in the Plan subject to the following restrictions:

VESTING  PERIOD     DATE           NUMBER  OF  SHARES
--------------- ----------------   ------------------
After           April  29,2002     125,000  shares

After           July  29, 2002     62,500  shares

After           October 29, 2002   62,500  shares

Upon the occurrence of a Change in Control (as defined by the Plan), the Option shall immediately become exercisable with respect to all Shares subject thereto, regardless of whether the Option has vested with respect to such Shares.

4. Termination. Unless terminated as provided in the Plan, the Option shall expire on the second anniversary of this grant.

5. Restriction on Transfer of Option. The Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or the Participant's guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in any event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

6. Rights of Stockholder. The Participant shall have no right as a stockholder with respect to any Shares covered by the Option until the Participant shall have become the holder of record of the Shares, and no adjustment shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan.

7. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. The annexed copy of the Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, when dispatched by Telegram or one business day after having been dispatched by nationally registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify in accordance with Article 12 of the Plan):

          If  to  the  Company.  to:

          SECURITY  BIOMETRICS  INC.
          1410  -1030  West  Georgia  Street

          Vancouver,  British  Columbia,  Canada,  V6E  2Y3
          Attention:  Chief  Financial  Officer

          If to the Participant, to: the address indicated on the signature page at the end of this Agreement.

9. No Obligation to Continue Employment. This Agreement does not guarantee that the Company or any Designated Subsidiary will employ the Participant for any specific time period, nor does it modify in any respect the Company's or any Designated Subsidiary's right to terminate or modify the Participant's employment or compensation.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                           SECURITY  BIOMETRICS  INC.

                                           By:    /s/  Steve  Henry
                                              ---------------------
                                           Authorized  Officer



                                           Participant:

                                           Name:  Gerard  E.  Munera

                                           By:  /s/  Gerard  E.  Munera
                                                -----------------------
                                           Its:  ______________________________
                                           Address:  __________________________
                                           __________________________________
                                           Telephone  Number:  ________________